AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT
AMENDED AND RESTATED INVESTMENT ADVISORY AGREEMENT
made this 1st day of November, 2004 by and between Morgan
 Stanley Institutional Fund, Inc., a Maryland corporation
 (the "Fund") and Morgan Stanley Investment Management Inc. (formerly, Morgan Stanley Asset Management Inc.), a Delaware corporation (the "Adviser").
RECITALS
WHEREAS, the Fund entered into an Investment Advisory
Agreement to provide investment advisory services with
the Adviser, effective as of May 1, 1997, as amended
(the "Current Investment Advisory Agreement"); and
WHEREAS, this Agreement amends and restates, in its entirety, the Current Investment Advisory Agreement to reduce the fee payable with respect to certain portfolios of the Fund under this Agreement;
AGREEMENTS
Now, Therefore, the Fund and the Adviser agree as follows:
1. Duties of Adviser.  The Fund hereby appoints the Adviser
 to act as investment adviser to the Fund's Active International Allocation Portfolio, China Growth Portfolio, Emerging Markets
 Debt Portfolio, Emerging Markets Portfolio, Equity Growth
Portfolio, European Real Estate Portfolio, Focus Equity
 Portfolio, Global Franchise Portfolio, Global Value Equity Portfolio, Gold Portfolio, International Equity Portfolio, International Magnum Portfolio, International Small Cap Portfolio, Large Cap Relative Value Portfolio, MicroCap Portfolio, Money
Market Portfolio, Mortgage-Backed Securities Portfolio, Municipal Bond Portfolio, Municipal Money Market Portfolio, Small Company Growth Portfolio, U.S. Equity Plus Portfolio, U.S. Real Estate Portfolio and Value Equity Portfolio and such other portfolios as may be offered by the Fund (collectively, the "Portfolios"), for the period and on such terms set forth in this Agreement.
The Fund employs the Adviser to manage the investment and reinvestment of the assets of the Fund's Portfolios, to continuously review, supervise and administer the investment program of each of the Portfolios, to determine in its discretion the securities to be purchased or sold and the portion of each such Portfolio's assets to be held uninvested, to provide the Fund with records concerning the Adviser's activities which the Fund is required to maintain, and to render regular reports to the Fund's officers and Board of Directors concerning the Adviser's discharge of the foregoing responsibilities. The Adviser shall discharge the foregoing responsibilities subject to the control of the officers and the
Board of Directors of the Fund, and in compliance with the objectives, policies and limitations set forth in the Fund's prospectus and applicable laws and regulations. The Adviser accepts such employment and agrees to render the services and to provide, at its own expense, the office space, furnishings and equipment and the personnel required by it to perform the services on the terms and for the compensation provided herein.
2. Portfolio Transactions.  The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of securities for each of the Fund's Portfolios and is directed to use its best efforts to obtain the best available price and most favorable execution, except as prescribed herein.  Unless and until otherwise directed by the Board of Directors of the
Fund, the Adviser may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if the Adviser determines in good faith that such amount of commission is reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or the Adviser's overall responsibilities with respect to the Fund. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise.  The Adviser will promptly communicate to the officers and Directors of the
Fund such information relating to portfolio transactions as
they may reasonably request.
3. Compensation of the Adviser.  For the services to be rendered by the Adviser as provided in Section 1 of this Agreement, the
Fund shall pay to the Adviser at the end of each of the Fund's fiscal quarters, an advisory fee calculated by applying a
quarterly rate, based on the following annual percentage
rates, to each Portfolio's average daily net assets for the
quarter:
Portfolio
Contractual Rate of Advisory Fees
Active International Allocation Portfolio
0.65%
China Growth Portfolio
1.25%
Emerging Markets Debt Portfolio
0.75% of the portion of the daily net assets not
exceeding $500 million; 0.70% of the portion of the
daily net assets exceeding $500 million but not
exceeding $1 billion; 0.65% of the portion of the daily
net assets exceeding $1 billion.
Emerging Markets Portfolio
1.25% of the portion of the daily net assets not exceeding
$500 million; 1.20% of the portion of the daily net assets
exceeding $500 million but not exceeding $1 billion; 1.15%
of the portion of the daily net assets exceeding $1 billion
but not exceeding $2.5 billion; 1.00% of the daily net
assets exceeding $2.5 billion.
Equity Growth Portfolio
0.50% of the portion of the daily net assets not exceeding $1 billion; 0.45% of the portion of the daily net assets exceeding
$1 billion but not exceeding $2 billion; 0.40% of the portion of the daily net assets exceeding $2 billion but not exceeding
$3 billion; 0.35% of the portion of the daily net assets
exceeding $3 billion.
European Real Estate Portfolio
0.80%
Focus Equity Portfolio
0.80%
Global Value Equity Portfolio
0.67% of the portion of the daily net assets not
exceeding $1 billion; 0.645% of the portion of the
daily net assets exceeding $1 billion but not exceeding
$1.5 billion; 0.62% of the portion of the daily net assets
exceeding $1.5 billion but not exceeding $2.5 billion;
0.595% of the portion of the daily net assets exceeding
$2.5 billion but not exceeding $3.5 billion; 0.57% of the
portion of the daily net assets exceeding $3.5 billion but
not exceeding $4.5 billion; 0.545% of the daily net assets
exceeding $4.5 billion.
Global Franchise Portfolio
0.80% of the portion of the daily net assets not exceeding
$500 million; 0.75% of the portion of the daily net assets
exceeding $500 million but not exceeding $1 billion; 0.70%
of the portion of the daily net assets exceeding $1 billion.
Gold Portfolio
1.00%
International Equity Portfolio
0.80%
International Magnum Portfolio
0.80% of the portion of the daily net assets not
exceeding $500 million; 0.75% of the portion of the
daily net assets exceeding $500 million but not exceeding
$1 billion; 0.70% of the portion of the daily net assets
exceeding $1 billion.
International Small Cap Portfolio
0.95%
Large Cap Relative Value Portfolio
0.50%
MicroCap Portfolio
1.00%
Money Market Portfolio
0.30%
Mortgage-Backed Securities Portfolio
0.35%
Municipal Bond Portfolio
0.35%
Municipal Money Market Portfolio
0.30%
Small Company Growth Portfolio
0.92% of the portion of the daily net assets not
exceeding $1 billion; 0.85% of the portion of the
daily net assets exceeding $1 billion.
U.S. Equity Plus Portfolio
0.45%
U.S. Real Estate Portfolio
0.80% of the portion of the daily net assets not exceeding $500 million; 0.75% of the portion of the daily net assets exceeding $500 million but not exceeding
$1 billion; 0.70% of the portion of the daily net assets exceeding $1 billion.
Value Equity Portfolio
0.50% of the portion of the daily net assets not exceeding
$150 million; 0.45% of the portion of the daily net assets exceeding $150 million but not exceeding $250 million; 0.40% of the portion of the daily net assets exceeding $250 million but not exceeding $350 million; 0.35% of the portion of the daily net assets exceeding $350 million.

In the event of termination of this Agreement, the fee
provided in this Section shall be computed on the basis
of the period ending on the last business day on which
this Agreement is in effect subject to a pro rata adjustment based on the number of days elapsed in the current fiscal
quarter as a percentage of the total number of days in such
quarter.
4. Other Services.  At the request of the Fund, the Adviser
in its discretion may make available to the Fund office
facilities, equipment, personnel and other services.  Such
office facilities, equipment, personnel and services shall
be provided for or rendered by the Adviser and billed to
the Fund at the Adviser's cost.
5. Reports.  The Fund and the Adviser agree to furnish to
each other current prospectuses, proxy statements, reports
to shareholders, certified copies of their financial statements, and such other information with regard to their affairs as each may reasonably request.
6. Status of Adviser.  The services of the Adviser to the
Fund are not to be deemed exclusive, and the Adviser shall
be free to render similar services to others.
7. Liability of Adviser. In the absence of (i) willful misfeasance, bad faith or gross negligence on the part of the Adviser in performance of its obligations and duties hereunder, (ii) reckless disregard by the Adviser of its obligations and duties hereunder, or (iii) a loss resulting from a breach of fiduciary duty with respect to the receipt
of compensation for services (in which case any award of
damages shall be limited to the period and the amount set
forth in Section 36(b)(3) of the Investment Company Act of
1940 ("1940 Act"), the Adviser shall not be subject to any liability whatsoever to the Fund, or to any shareholder of the Fund, for any error or judgment, mistake of law or any
other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of any Portfolio of the Fund.
8. Permissible Interests.  Subject to and in accordance
with the Articles of Incorporation of the Fund and the
Certificate of Incorporation of the Adviser, Directors,
officers, agents and shareholders of the Fund are or may
be interested in the Adviser (or any successor thereof)
as Directors, officers, agents, shareholders or otherwise; Directors, officers, agents and shareholders of the Adviser are or may be interested in the Fund as Directors, officers, shareholders or otherwise; and the Adviser (or any successor)
is or may be interested in the Fund as a shareholder or otherwise; and that the effect of any such interrelationships shall be governed by said Articles of Incorporation, Certificate of Incorporation and the provisions of the 1940 Act.
9. Duration and Termination. This Agreement, unless sooner terminated as provided herein, shall continue so long as such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Board of Directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and (b) by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of each Portfolio of the Fund; provided however, that if the holders of any Portfolio fail to approve the Agreement as provided herein, the Adviser may continue to serve in such capacity in the manner and to the extent permitted by the 1940
Act and Rules thereunder.  This Agreement may be terminated by any Portfolio of the Fund at any time, without the payment of any penalty, by vote of a majority of the entire Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Portfolio on 60 days' written notice to the Adviser. This Agreement may be terminated by the Adviser at any time, without the payment of any penalty, upon 90 days
written notice to the Fund.  This agreement will automatically and immediately terminate in the event of its assignment, provided that an assignment to a corporate successor to all or substantially all of the Adviser's business or to a wholly-owned subsidiary of such corporate successor which does not result in a change of actual control of the Adviser's business shall not be deemed to be an assignment for the purposes of this Agreement. Any notice under this Agreement shall be given in writing, addressed and delivered or mailed postpaid, to the other party at any office of such party and shall be deemed given when received by the addressee.
As used in this Section 9, the terms "assignment," "interested persons," and "a vote of a majority of the outstanding voting securities" shall have the respective meanings set forth in
Section 2(a)(4), Section 2(a)(19) and Section 2(a)(42) of the
1940 Act.
10. Amendment of Agreement. This Agreement may be amended by mutual consent, but the consent of the Fund must be approved
(a) by vote of a majority of those members of the Board of Directors of the Fund who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) by vote of a majority of the outstanding voting
securities of each Portfolio of the Fund.
11. Use of Name. The Fund agrees that if this Agreement is terminated and the Adviser shall no longer be the adviser to the Fund, the Fund will, within a reasonable period of time, change its name to delete reference to "Morgan Stanley."
12. Severability.  If any provisions of this Agreement shall be held or made invalid by a court decision, statute, rule
or otherwise, the remainder of this Agreement shall not be
affected thereby.
13. Applicable Law. This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the 1940 Act.
14. Counterparts.  This Agreement may be executed in one
or more counterparts, each of which shall be deemed to be
an original.
IN WITNESS WHEREOF, the parties hereto have caused this
Agreement to be executed by their officers thereunto
duly authorized as of the day and year first written above.
MORGAN STANLEY INVESTMENT
MANAGEMENT INC.
By:
Name:
Title:
MORGAN STANLEY INSTITUTIONAL FUND, INC.
By:
Name:
Title:



NYA 690583.5


NYA 690583.5